Exhibit 2.2
    July 7, 2021

Discovery, Inc.
230 Park Avenue South
New York, New York
Attention: Bruce Campbell
Re:    Regulatory Approvals
Dear Mr. Campbell:
        Reference is made to (i) that certain Agreement and Plan of Merger, dated as of May 17, 2021 (the “Merger Agreement”), by and among AT&T Inc. (“Remainco”), Magallanes, Inc., Discovery, Inc. (“RMT Partner”) and Drake Subsidiary, Inc., (ii) that certain Spinco Disclosure Letter to Agreement and Plan of Merger, dated as of May 17, 2021 (the “Spinco Disclosure Letter”), delivered by Remainco to RMT Partner, and (iii) that certain letter agreement re: Regulatory Approvals, dated as of July 1, 2021 (the “First Regulatory Approvals Letter”), between Remainco and RMT Partner. Capitalized terms used but not defined in this letter agreement shall have the meanings given to them in the Merger Agreement.
Remainco and RMT Partner hereby mutually agree as follows:
1.Additional Consents. Remainco and RMT Partner (i) acknowledge that the Parties have discussed in good faith whether the potential Regulatory Approvals marked with an asterisk on Section 9.1(d) of the Spinco Disclosure Letter are required, and have used reasonable best efforts to promptly identify any other Additional Consents pursuant to Section 8.8(g) of the Merger Agreement, and (ii) agree to revise item (1) of Part D (Other Regulatory) of Section 9.1(d) of the Spinco Disclosure Letter as set forth on Annex A of this letter agreement in accordance with Section 8.8(g) of the Merger Agreement and Section 1(iii) of the First Regulatory Approvals Letter.
2.Miscellaneous.
(a)Except as specifically provided in this letter agreement and the First Regulatory Approvals Letter, the Merger Agreement shall remain in full force and effect. This letter agreement is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.
(b)Sections 11.2 (Modification or Amendment; Waiver), 11.3 (Counterparts), 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.5 (Specific Performance), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.
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[Signature Page Follows]
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Sincerely,

AT&T INC.
By: /s/ Stephen McGaw__________ ___
Name: Stephen McGaw
Title: Senior Vice President, Corporate
Strategy and Development

Acknowledged and agreed:

DISCOVERY, INC.

By: /s/ Bruce Campbell_____________________________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer
[Signature Page to Second Regulatory Approvals Side Letter]

Annex A
Spinco Disclosure Letter
Section 9.1(d) Regulatory Approvals

D. OTHER REGULATORY
1. INTERNATIONAL REGULATORY
a. Chile1
b. China
c. Germany
d. Hong Kong
e. Quebec (The Parties may remove Quebec from this list after further consultations with local counsel.)
f. Singapore (The Parties may remove Singapore from this list after further consultations with local counsel.)
g. Any other jurisdictions in which a new Law is enacted (or an existing Law is expanded) that creates suspensory requirement for a License-related filing in respect of the Transactions following the date of the Agreement.
In addition, the Parties contemplate making the following pre-Closing notifications and application for post-Closing approval (which, for the avoidance of doubt, do not include any post-Closing notifications), none of which shall be deemed a Requisite Regulatory Approval:

    (i) Notifications:
    1. Italy
    2. South Korea

    (ii) Post-Closing Approval:
    1. Argentina
1     Red de Televisión Chilevisión S.A. (“CHV”) is the license-holder of all of WarnerMedia’s licenses in Chile. Viacom/CBS has agreed to the purchase of CHV and if this transaction is finalized, CHV will not be transferred to Spinco.
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